Exhibit 99.1

                       NOVELIS DECLARES QUARTERLY DIVIDEND

    ATLANTA, Oct. 28 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL)
(TSX: NVL) today declared a quarterly dividend of US$0.09 per Common Share, payable December 20, 2005, to shareholders of record at the close of business November 21, 2005.

    There are approximately 74 million Common Shares outstanding.

    Novelis, which was spun-off by Alcan Inc. on January 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling. The company has 36 operating facilities in 11 countries and more than 13,000 employees. Novelis has the unparalleled capability to provide its customers with a regional supply of high-end rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

    Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The company cautions that, by their nature, forward-looking statements involve risk and uncertainty and the company's actual results could differ materially from those expressed or implied in such statements. Reference should be made to the company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, for a discussion of major risk factors.

SOURCE  Novelis Inc.
    -0-                             10/28/2005
    /CONTACT: Media, Charles Belbin, +1-404-814-4260, or charles.belbin@novelis.com, or Investors, Holly Ash,
+1-404-814-4212, or holly.ash@novelis.com, both of Novelis Inc./
    /Web site:  http://www.novelis.com/